Exhibit 99.1

Ellington Residential Mortgage REIT Reports First Quarter 2014 Results
OLD GREENWICH, Connecticut—May 12, 2014
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended March 31, 2014.
Summary of Financial Results

•	Net income for the quarter of $2.8 million, or $0.30 per share.

•	Core Earnings[1] for the quarter of $7.0 million, or $0.77 per share, as compared to $6.8 million, or $0.74 per share, in the fourth quarter of 2013.

•
Book value decline of 1.3% to $18.05 per share as of March 31, 2014 from $18.29 per share as of December 31, 2013, after giving effect to a first quarter dividend of $0.55 per share, which was declared on March 12, 2014 and paid on April 28, 2014; economic return on book value of 1.7%.

•	Increase in net interest margin to 2.34% for the quarter as compared to 2.17% for the fourth quarter of 2013.

•	Weighted average prepayment speed for the Agency RMBS portfolio of 2.2% CPR for the quarter, unchanged from the fourth quarter of 2013.

•	Dividend yield of 12.9% based on May 9, 2014 closing stock price of $17.04.

•	Debt-to-equity ratio of approximately 7.8:1 as of March 31, 2014, relatively unchanged from the fourth quarter of 2013.
First Quarter 2014 Results
For the quarter ended March 31, 2014, the Company had net income of $2.8 million, or $0.30 per share. The primary drivers of results for the quarter were net interest income and net realized and change in net unrealized gains (losses) on real estate securities partially offset by net realized and unrealized losses on derivatives and expenses.
"Both our Agency and non-Agency strategies continue to perform well, and we are optimistic about our prospects for 2014," said Laurence Penn, Chief Executive Officer and President of the Company. "Our overall net interest margin has increased to 2.34% from 2.17% at year-end. The higher-coupon Agency specified pools that we acquired during last year's selloff have become more valuable, and we are optimistic that they still have more upside potential. We are also pleased with the consistent strong performance of our non-Agency portfolio. The underlying credit performance on our non-Agency assets continues to improve, thereby enhancing the yields on the assets that we have chosen to hold, and enabling us to generate trading gains on the assets that we have chosen to sell. Additionally, we are pleased to have announced a 10% increase in our quarterly dividend, reflecting the recent increases in our net interest margin. A resumption of volatility remains a significant risk, and we are committed to actively and dynamically hedging our interest rate risk using both swap-based instruments and short TBA positions. Despite the market's worst fears, the actual effects of the tapering of QE3 have been quite modest, and we are confident that we are well positioned to take advantage of opportunities resulting from the eventual exit of the Federal Reserve from the Agency RMBS market."
As of March 31, 2014, the Company's real estate securities consisted of $1.2 billion of fixed rate Agency "specified" pools, $49.8 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $29.5 million of Agency reverse mortgage pools, $15.9 million of Agency interest only securities, or "Agency IOs," and $32.0 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics.
Agency RMBS rallied in the first quarter, recovering much of their fourth quarter 2013 losses. The Federal Reserve has continued to taper its monthly bond purchases on a steady and measured pace, and it is expected that by late 2014 the Federal Reserve's net monthly purchases of Agency RMBS will come to an end. During the first quarter, the modest reduction in the purchase activity of the Federal Reserve was easily absorbed by other market participants. Many of these market participants, such as insurance companies and pension funds, had pulled back from the Agency RMBS market in 2013, but have since re-entered the market. The reduction in asset purchases by the Federal Reserve, coupled with the potential for an increase in new mortgage production in response to the recent drop in interest rates, is likely to cause the market dominance of the Federal Reserve to wane in the coming months. Despite the drop in interest rates, the Company's Agency interest only securities performed well during the quarter, as prepayments remain subdued.
Non-Agency RMBS assets continued to benefit from the ongoing recovery in the U.S. housing market. While national home prices have taken a pause recently from the steady increases seen since early 2012, the number of mortgage delinquencies and

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

the size of foreclosure inventory continued to decline in the early months of 2014. Meanwhile, investor appetite for fixed income assets, especially higher yielding assets, has increased; bond funds experienced net inflows in the first quarter of 2014, in contrast to the outflows they experienced in the latter half of 2013. During the first quarter, the Company turned over approximately 17% of its non-Agency RMBS portfolio, as measured by sales and excluding principal paydowns. Proceeds from non-Agency assets sold were reinvested into other non-Agency assets the Company believed to be attractive. As of March 31, 2014, the Company's non-Agency RMBS portfolio was $32.0 million, as compared to $30.7 million as of December 31, 2013.
Should long-term interest rates rise, bond funds may again experience significant net outflows as they did in 2013 in which case the resulting selling pressures might cause credit spreads to widen significantly. While recognizing this potential vulnerability, the Company remains generally positive in its outlook for non-Agency RMBS, both on fundamental and technical grounds. On the fundamental side, notwithstanding the early 2014 pause in home price appreciation, the Company expects that home prices will continue to appreciate in 2014, although not at the double-digit pace of 2013. Since home prices continue to serve as one of the most important determinants of future cashflows in distressed non-Agency RMBS, the Company believes that future home price appreciation will continue to provide significant support for the price and credit performance of non-Agency RMBS. On the technical side, greater clarity around future actions of the Federal Reserve and investor appetite for yield should help fuel demand for non-Agency RMBS.
For the quarter ended March 31, 2014, net realized and unrealized gains on the Company's real estate securities were $14.6 million, or $1.59 per share. Net realized and unrealized losses on the Company's derivatives were $21.2 million, or $2.32 per share, as interest rates declined over the course of the quarter. The 10-year U.S. Treasury yield ended the quarter at 2.72%, a 31 basis point decline from its 3.03% level at year-end. While the 5-year swap rate ended the first quarter essentially where it had begun, at 1.80%, it ranged lower over the course of most of the quarter, falling as low as 1.56%. The Company uses a mix of interest rate swaps, short TBA positions, and other instruments such as swaptions to hedge against the risk of rising interest rates as well as rising volatility in interest rates. Active trading of assets and management of hedges has, and continues to be, a key element of the Company's Agency RMBS strategy.
During the first quarter, the Company's Agency RMBS purchasing activity continued to be mainly focused on higher coupon specified pools. While pay-ups (price premiums for specified pools relative to their generic pool "TBA" counterparts) increased during the first quarter, they are still well below their previous highs. Despite current low prepayment levels, the Company believes that certain sectors of the Agency pool market are still susceptible to prepayments, thereby making it attractive to buy pools with prepayment protection in those sectors. The Company is also finding attractive opportunities in seasoned specified pools, which have shorter remaining weighted average maturities relative to TBAs, and therefore their related financing costs can be hedged with a shorter, lower cost basket of interest rate hedges. Given the current steepness of the yield curve, even relatively small amounts of seasoning can translate into significantly lower hedging costs. During the first quarter, the Company increased its holdings of pools backed by reverse mortgages, a sector that the Company believes remains undervalued. Finally, the Company also increased its holdings of Agency interest only securities during the first quarter.
For the quarter ended March 31, 2014, the weighted average yield of the Company's portfolio of Agency and non-Agency RMBS was 3.48%, while the Company’s weighted average cost of funds including interest rate swaps was 1.14%, resulting in a net interest margin for the quarter of 2.34%. In comparison, for the quarter ended December 31, 2013, the weighted average yield of the Company's portfolio of Agency and non-Agency RMBS was 3.34%, while the weighted average cost of funds including interest rate swaps was 1.17%, resulting in a net interest margin of 2.17%. Interest income for the quarter included an additional $0.3 million from the effects of a downward adjustment to premium amortization (accompanied by a corresponding $0.3 million downward adjustment to realized and unrealized gains), as higher interest rates have caused a decline in prepayments. Excluding this "catch-up amortization adjustment," the Company's weighted average yield for the fourth quarter was 3.41% and its net interest margin was 2.27%. During the fourth quarter, the catch-up amortization adjustment was $0.4 million.
After giving effect to a first quarter dividend of $0.55 per share, the Company's book value per share was $18.05 as of March 31, 2014, a 1.3% decrease from book value per share as of December 31, 2013 of $18.29. The Company's economic return on book value for the first quarter was 1.7%. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended March 31, 2014, Core Earnings was $7.0 million, or $0.77 per share, as compared to $6.8 million, or $0.74 per share, for the quarter ended December 31, 2013. The increase in Core Earnings in the first quarter was primarily a result of the increase in the weighted average yield of the Company's real estate securities period over period. As the Company has actively managed its portfolio, it has reinvested proceeds from asset sales into higher yielding assets. The Company's Core Earnings includes the additional $0.3 million, or $0.03 per share, effect of the catch-up amortization adjustment to GAAP interest income referenced above. Meanwhile, the Company's average cost of funds declined slightly. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
Real Estate Securities
The following table summarizes the Company's portfolio of real estate securities as of March 31, 2014 and December 31, 2013:

	March 31, 2014					December 31, 2013
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$144,422	$149,429	$103.47	$150,184	$103.99	$179,906	$183,872	$102.20	$187,059	$103.98
20-year fixed rate mortgages	10,347	10,908	105.42	10,980	106.12	—	—	—	—	—
30-year fixed rate mortgages	1,004,293	1,040,012	103.56	1,052,115	104.76	1,029,629	1,043,573	101.35	1,071,194	104.04
ARMs	46,804	49,840	106.49	49,869	106.55	43,525	46,115	105.95	46,172	106.08
Reverse mortgages	27,081	29,471	108.83	29,299	108.19	7,581	8,268	109.06	8,254	108.88
Total Agency RMBS	1,232,947	1,279,660	103.79	1,292,447	104.83	1,260,641	1,281,828	101.68	1,312,679	104.13
Non-Agency RMBS	54,115	32,045	59.22	30,409	56.19	50,006	30,681	61.35	28,679	57.35
Total RMBS(2)	1,287,062	1,311,705	101.91	1,322,856	102.78	1,310,647	1,312,509	100.14	1,341,358	102.34
Agency IOs	n/a	15,924	n/a	13,232	n/a	n/a	13,527	n/a	10,718	n/a
Total Real Estate Securities		$1,327,629		$1,336,088			$1,326,036		$1,352,076

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Weighted average holdings based on amortized cost was $1.374 billion and $1.442 billion for the three month periods ended March 31, 2014 and December 31, 2013, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of the Company's financial derivatives as of March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$—	$1
TBA securities sale contracts	898	2,262
Fixed payer interest rate swaps	17,219	32,700
Total financial derivatives–assets, at fair value:	18,117	34,963
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(4)	—
TBA securities sale contracts	(170)	(28)
Fixed payer interest rate swaps	(1,123)	(956)
Swaptions	(723)	(85)
Total financial derivatives–liabilities, at fair value:	(2,020)	(1,069)
Total	$16,097	$33,894

Interest Rate Swaps
The following tables provide details about the Company's interest rate swaps as of March 31, 2014 and December 31, 2013:

	March 31, 2014
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(101)	0.80%	0.24%	2.52
2017	113,750	(403)	1.20	0.23	3.34
2018	81,500	1,685	0.89	0.24	4.12
2020	70,500	2,499	1.44	0.24	6.13
2023	210,600	9,087	2.13	0.24	9.15
2024	22,500	(105)	2.88	0.23	9.98
2043	59,600	3,684	3.17	0.23	29.19
2044	8,000	(250)	3.69	0.23	29.97
Total	$614,450	$16,096	1.76%	0.24%	8.79

	December 31, 2013
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(171)	0.80%	0.24%	2.77
2017	124,000	(517)	1.19	0.24	3.61
2018	156,500	2,784	1.19	0.24	4.63
2020	137,100	6,444	1.49	0.24	6.06
2023	218,000	14,599	2.16	0.24	9.41
2043	64,750	8,605	3.18	0.24	29.44
Total	$748,350	$31,744	1.67%	0.24%	8.14
Interest Rate Swaptions
The following table provides information about the Company's swaptions as of March 31, 2014:

Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$(535)	5.9	$22,000	10.0	3.31%
Straddle	$(188)	6.9	$8,000	10.0	3.08%
The following table provides information about the Company's swaptions as of December 31, 2013:

Option			Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$(59)	8.9	$22,000	10.0	3.31%
Straddle	$(26)	9.9	$8,000	10.0	3.08%

TBAs
The following table provides information about the Company's TBAs as of March 31, 2014 and December 31, 2013:

	March 31, 2014				December 31, 2013
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$—	$—	$—	$—	$1,600	$1,725	$1,726	$1
Liabilities	8,450	8,162	8,158	(4)	—	—	—	—
Sale contracts:
Assets	(275,308)	(289,532)	(288,634)	898	(363,078)	(375,524)	(373,262)	2,262
Liabilities	(154,669)	(161,989)	(162,159)	(170)	(16,400)	(17,518)	(17,546)	(28)
Total TBA securities, net	$(421,527)	$(443,359)	$(442,635)	$724	$(377,878)	$(391,317)	$(389,082)	$2,235

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

The Company primarily uses TBAs to hedge interest rate risk, but from time to time it also holds net long positions in certain TBA securities as a means of acquiring exposure to Agency RMBS.
Interest Rate Sensitivity
The following table summarizes, as of March 31, 2014, the estimated effects on the value of the Company's portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$532	$(640)
Agency RMBS - Fixed Pools and IOs	29,993	(36,470)
TBAs	(9,258)	11,461
Non-Agency RMBS	525	(518)
Interest Rate Swaps	(21,755)	20,456
Swaptions	(22)	566
Repurchase Agreements	(687)	988
Total	$(672)	$(4,157)

(1)
Based on the market environment as of March 31, 2014. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details the Company's outstanding borrowings under repo agreements as of March 31, 2014 and December 31, 2013:

	March 31, 2014			December 31, 2013
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$355,198	0.36%	11	$338,700	0.35%	14
31-60 days	369,220	0.35	43	531,799	0.39	46
61-90 days	414,722	0.32	74	326,386	0.38	72
91-120 days	2,940	0.39	108	109,476	0.45	100
121-150 days	47,945	0.39	134	3,986	0.56	136
151-180 days	91,445	0.38	164	—	—	—
Total	$1,281,470	0.35%	56	$1,310,347	0.38%	49
If net paid and accrued periodic payments on interest rate swaps were to be included in the cost of funds, the weighted average cost of funds for the three month periods ended March 31, 2014 and December 31, 2013 would increase to 1.14% and 1.17%, respectively.
As of March 31, 2014, the Company had no outstanding borrowings other than under repurchase agreements. The Company's repo borrowings were with nine counterparties as of March 31, 2014. As of March 31, 2014, all of the Company's outstanding borrowings were related to Agency RMBS.
Other
The Company incurs an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in its management agreement). For the quarter ended March 31, 2014, the Company's expense ratio, defined as management fees and operating expenses as a percentage of shareholders' equity, was 3.4% on an annualized basis. Operating expenses exclude interest expense.
Dividends
On March 12, 2014, the Company's Board of Trustees declared a first quarter dividend of $0.55 per share, or $5.0 million, which was paid on April 28, 2014 to shareholders of record on March 31, 2014. This represented a 10% increase over the fourth quarter 2013 dividend of $0.50 per share.
Share Repurchase Program
On August 13, 2013, the Company's Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company's discretion, subject to applicable law, share availability, price and the Company's financial performance, among other considerations. To date, the Company has not repurchased any shares under the program.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and unrealized gains and losses on real estate securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric used by management to assess performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended March 31, 2014 and December 31, 2013, the Company's Core Earnings on a consolidated basis to the line on its Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure on its Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended March 31, 2014	Three Month Period Ended December 31, 2013
Net Income (Loss)	$2,761	$(124)
Less:
Net realized losses on real estate securities	(3,025)	(11,164)
Net realized losses on financial derivatives, excluding periodic payments(1)	(2,614)	(160)
Change in net unrealized gains (losses) on real estate securities	17,581	(10,756)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	(16,213)	15,167
Subtotal	(4,271)	(6,913)
Core Earnings	$7,032	$6,789
Weighted Average Shares Outstanding	9,139,842	9,139,842
Core Earnings Per Share	$0.77	$0.74

(1)
For the three month period ended March 31, 2014, represents Net realized gains (losses) on financial derivatives of $(3,409) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(795). For the three month period ended December 31, 2013, represents Net realized gains (losses) on financial derivatives of $(5,340) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(5,180).

(2)
For the three month period ended March 31, 2014, represents Net change in unrealized gains (losses) on financial derivatives of $(17,796) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1,583). For the three month period ended December 31, 2013, represents Net change in unrealized gains (losses) on financial derivatives of $17,780 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $2,613.

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust, or "REIT," that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, or "RMBS," for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, May 13, 2014, to discuss its financial results for the quarter ended March 31, 2014. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 17938668. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, May 13, 2014, at approximately 2:00 p.m. Eastern Time through Tuesday, May 21, 2014 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 17938668. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, management's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, estimated effects on the fair value of the Company's MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the Company's share repurchase program, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 21, 2014 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
	March 31, 2014	December 31, 2013
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$11,959	$12,050
Interest expense	(1,155)	(1,283)
Total net interest income	10,804	10,767
EXPENSES
Management fees	592	600
Professional fees	139	155
Other operating expenses	663	656
Total expenses	1,394	1,411
OTHER INCOME (LOSS)
Net realized losses on real estate securities	(3,025)	(11,164)
Net realized losses on financial derivatives	(3,409)	(5,340)
Change in net unrealized gains (losses) on real estate securities	17,581	(10,756)
Change in net unrealized gains (losses) on financial derivatives	(17,796)	17,780
Total other loss	(6,649)	(9,480)
NET INCOME (LOSS)	$2,761	$(124)
NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.30	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING	9,139,842	9,139,842
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.55	$0.50

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	March 31, 2014	December 31, 2013(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$51,106	$50,112
Real estate securities, at fair value	1,327,629	1,326,036
Due from brokers	10,725	18,347
Financial derivatives–assets, at fair value	18,117	34,963
Receivable for securities sold	119,887	76,692
Interest receivable	5,522	4,766
Other assets	112	174
Total Assets	$1,533,098	$1,511,090
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,281,470	$1,310,347
Payable for securities purchased	65,812	2,776
Due to brokers	11,764	22,788
Financial derivatives–liabilities, at fair value	2,020	1,069
Dividend payable	5,027	4,570
Accrued expenses	874	996
Management fee payable	592	600
Interest payable	584	764
Total Liabilities	1,368,143	1,343,910
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,139,842 shares issued and outstanding, respectively)	91	91
Additional paid-in-capital	181,188	181,147
Accumulated deficit	(16,324)	(14,058)
Total Shareholders' Equity	164,955	167,180
Total Liabilities and Shareholders' Equity	$1,533,098	$1,511,090

(1)	Derived from audited financial statements as of December 31, 2013.